April 30, 2025 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the First Quarter of 2025

NORTH LIBERTY, IOWA - April 30, 2025 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2025.

Three months ended March 31, 2025:
•Operating Revenue of $219.4 million,
•Net Loss of $13.9 million,
•Basic Loss per Share of $0.18,
•Operating Ratio of 106.8% and 107.1% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.3 billion, including $23.9 million of Cash,
•Stockholders' Equity of $807.7 million.

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three months ended March 31, 2025, reflect a combination of adverse weather experienced in January and February, tariff uncertainties amongst our customers in March, along with prolonged industry-wide challenges where operating cost inflation continued to outpace customer freight demand and freight rate improvements. Internally, our four operating brands have delivered current financial results based on their respective time within our legacy operating model - Heartland Express, Millis Transfer, Smith Transport, and Contract Freighter's, Inc. (CFI), respectively. Our Heartland Express brand was profitable during the three months ended March 31, 2025, but did not reflect the operating ratio and financial results that we have expected and delivered in past periods. However, we believe Heartland Express has continued to operate in line with the best full truckload carriers in our industry. The other three operating brands experienced under-utilized assets, operating cost growth, and driver retention challenges that hindered operational performance, resulting in a lack of profitability during the first quarter of 2025. We are strategically shrinking the fleet in order to right size to freight demand along with evaluating all cost measures for opportunities for efficiency. We believe that cost improvements and transportation system changes, which are already underway or planned for each of these brands, will provide a better cost structure and operating visibility to deliver a path toward operating profitability for our consolidated operations over the next twelve months. While we have begun to see encouraging signs pointing to the early stages of a potential freight market recovery, we do not expect material improvements until later in 2025."

Financial Results

The Company ended the first quarter of 2025 with operating revenues of $219.4 million, compared to $270.3 million in the first quarter of 2024. Operating revenues for the quarter included fuel surcharge revenues of $26.3 million, compared to $36.2 million in the same period of 2024. Net loss was $13.9 million, as compared to a net loss of $15.1 million in the first quarter of 2024. Basic loss per share was $0.18 during the quarter, as compared to basic loss per share of $0.19 in the same period of 2024. The Company posted an operating ratio of 106.8%, non-GAAP adjusted operating ratio(1) of 107.1%, and net loss as a percentage of operating revenues of 6.3% in the first quarter of 2025 compared to 105.3%, 105.6%, and 5.6% respectively, in the first quarter of 2024.

Balance Sheet, Liquidity, and Capital Expenditures

As of March 31, 2025, the Company had $23.9 million in cash balances, an increase of $11.1 million since December 31, 2024. Debt and financing lease obligations of $199.6 million remain at March 31, 2025, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in

August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at March 31, 2025. The Company had $88.3 million in available borrowing capacity on the line of credit as of March 31, 2025 after consideration of $11.7 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.3 billion and stockholders' equity of $807.7 million.

Net cash flows from operations for the first three months of 2025 were $25.8 million, 11.8% of operating revenue. The primary uses of cash for financing activities were $1.3 million used for repayment of debt and financing leases and $1.6 million for dividends paid. The primary use of cash for investing activities was $11.7 million for net property and equipment transactions.

The average age of the Company's consolidated tractor fleet was 2.6 years as of March 31, 2025 compared to 2.4 years on March 31, 2024. The average age of the Company's consolidated trailer fleet was 7.4 years as of March 31, 2025 compared to 6.7 years as of March 31, 2024. During the calendar year of 2025, we currently expect net capital expenditures of approximately $40 to $50 million and $10 to $15 million of gains on disposal of property and equipment.

The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the first quarter of 2025 and paid on April 4, 2025. The Company has now paid cumulative cash dividends of $556.8 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-seven consecutive quarters since 2003. Our outstanding shares at March 31, 2025 were 78.5 million. A total of 3.2 million shares of common stock have been repurchased for $52.7 million over the past five years. However, no shares of common stock were repurchased in the first three months of 2025 or the same period of 2024. The Company has the ability to repurchase an additional 6.0 million shares under the current authorization which would result in 72.5 million outstanding shares if fully executed.

Other Information

During the first quarter of 2025, our family of operating brands continued to deliver award-winning service and fleet safety as evidenced by the following awards for our company and our employees:

•PepsiCo - 2024 Carrier of the Year (West)
•TCA Fleet Safety Award 2024 - 2nd Place (Division VI, 100+ Million Miles)

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future profitability, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
OPERATING REVENUE	$219,420	$270,320

OPERATING EXPENSES:
Salaries, wages, and benefits	$93,237	$112,697
Rent and purchased transportation	14,274	23,863
Fuel	37,918	47,321
Operations and maintenance	17,279	16,264
Operating taxes and licenses	4,741	5,315
Insurance and claims	11,922	14,584
Communications and utilities	2,266	2,440
Depreciation and amortization	41,628	46,504
Other operating expenses	12,837	15,626
(Gain) loss on disposal of property and equipment	(1,784)	89

	234,318	284,703

Operating loss	(14,898)	(14,383)

Interest income	129	366
Interest expense	(3,105)	(5,302)

Loss before income taxes	(17,874)	(19,319)

Federal and state income tax benefit	(4,001)	(4,211)

Net loss	$(13,873)	$(15,108)

Loss per share
Basic	$(0.18)	$(0.19)
Diluted	$(0.18)	$(0.19)

Weighted average shares outstanding
Basic	78,540	79,044
Diluted	78,610	79,122

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2025	2024
CURRENT ASSETS
Cash and cash equivalents	$23,873	$12,812
Trade receivables, net	94,991	91,620
Prepaid tires	10,245	10,428
Other current assets	11,309	12,554
Income taxes receivable	—	2,034
Total current assets	140,418	129,448

PROPERTY AND EQUIPMENT	1,299,139	1,283,980
Less accumulated depreciation	532,377	519,573
	766,762	764,407
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	92,266	93,520
OTHER ASSETS	15,540	15,408
DEFERRED INCOME TAXES, NET	950	946
OPERATING LEASE RIGHT OF USE ASSETS	6,178	7,866
	$1,344,711	$1,334,192
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$62,403	$35,370
Compensation and benefits	27,626	27,003
Insurance accruals	24,510	23,518
Long-term debt and finance lease liabilities - current portion	10,739	9,041
Operating lease liabilities - current portion	4,893	6,115
Other accruals	23,062	18,512
Income taxes payable	2,268	—
Total current liabilities	155,501	119,559
LONG-TERM LIABILITIES
Income taxes payable	6,248	6,226
Long-term debt and finance lease liabilities less current portion	188,842	191,707
Operating lease liabilities less current portion	1,285	1,751
Deferred income taxes, net	150,380	158,374
Insurance accruals less current portion	34,730	33,976
Total long-term liabilities	381,485	392,034
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2025 and 2024; outstanding 78,542 and 78,519 in 2025 and 2024, respectively	907	907
Additional paid-in capital	3,306	3,175
Retained earnings	1,008,636	1,024,081
Treasury stock, at cost; 12,147 and 12,170 in 2025 and 2024, respectively	(205,124)	(205,564)
	807,725	822,599
	$1,344,711	$1,334,192

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2025	2024
	(Unaudited, in thousands)

Operating revenue	$219,420	$270,320
Less: Fuel surcharge revenue	26,321	36,212
Operating revenue, excluding fuel surcharge revenue	193,099	234,108

Operating expenses	234,318	284,703
Less: Fuel surcharge revenue	26,321	36,212
Less: Amortization of intangibles	1,254	1,254
Adjusted operating expenses	206,743	247,237

Operating (loss) income	(14,898)	(14,383)
Adjusted operating (loss) income	$(13,644)	$(13,129)

Operating ratio	106.8%	105.3%
Adjusted operating ratio	107.1%	105.6%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.